Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 16, 2009

TXCO Resources Inc.
777 East Sonterra Blvd.
Suite 350
San Antonio, Texas 78258

Ladies and Gentlemen:

          We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2008 on Certain Properties owned by TXCO Resources Inc. SEC Case", "Appraisal Report as of December 31, 2008 on Certain Properties owned by Output Exploration, LLC SEC Case", "Appraisal Report as of December 31, 2008 on Certain Properties owned by Opex Energy, LLC SEC Case", "Appraisal Report as of December 31, 2007 on Certain Properties owned by TXCO Resources Inc.", "Appraisal Report as of December 31, 2007 on Certain Properties owned by Output Exploration, LLC", "Appraisal Report as of December 31, 2007 on Certain Properties owned by Opex Energy, LLC", and "Appraisal Report as of December 31, 2006 on Certain Properties owned The Exploration Company SEC Case" (our Reports) under the sections "Properties" and "Notes to Consolidated Financial Statements -- Oil and Natural Gas Producing Activities and Properties" in the TXCO Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2008, provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

Very truly yours,

/s/ DeGolyer And MacNaughton

DeGOLYER and MacNAUGHTON